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                                                                  EXHIBIT 99

KV PHARMACEUTICAL COMPANY

                                          CONTACT:
                                          CATHERINE M. BIFFIGNANI
                                          VICE PRESIDENT, INVESTOR RELATIONS
                                          314-645-6600


FOR IMMEDIATE RELEASE                       [KV PHARMACEUTICAL logo]


          KV PHARMACEUTICAL REPORTS GROWTH IN REVENUE AND EARNINGS
             FOR THE FISCAL 2003 THIRD QUARTER AND NINE MONTHS

                      THIRD QUARTER REVENUES UP 20% AND

                       THIRD QUARTER NET INCOME UP 25%


St. Louis, MO, February 4, 2003 -- KV Pharmaceutical Company (NYSE: KVa/KVb) today reported its results of operations for the fiscal 2003 third quarter and nine months ended December 31, 2002. Results reflected a sound performance and improved profitability in both KV's branded and generic pharmaceutical divisions.

Net revenues for the third quarter of fiscal 2003 increased 20% to $61.9 million, compared with $51.6 million in the same period last fiscal year. Net income increased 25% to $10.1 million, or $0.29 per diluted share, compared with $8.1 million, or $0.25 per diluted share in the prior year period.

For the nine months ended December 31, 2002, net revenues increased 16% to $171.6 million, compared with $147.4 million in the comparable year-ago period. Year-to-date net income, excluding the nonrecurring litigation reserve, was $25.9 million, or $0.76 per diluted share, compared with $20.8 million, or $0.65 per diluted share in year-ago period. After provisions for the nonrecurring $16.5 million litigation reserve, year-to-date net income was $15.5 million, or $0.45 per diluted share.

Gross profit for the first nine months of fiscal 2003 increased 18.0% to $105.4 million, and 61.4% of net revenues, compared with $89.3 million, or 60.6% of net revenues for the same period in the prior year. The increase in gross margin resulted from an improved sales mix favoring higher-margin branded pharmaceutical and specialty generic products.

The Company's improved performance for both the three and nine month periods was achieved despite significant increases in research and development expenditures. As previously announced, the Company increased its research and development budget for fiscal 2003 to pursue several high potential products in the development pipeline. Through


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the nine months ended December 30, 2002, the company has increased its research and development expenditures by almost 80%, or $6.2 million, to $14.2 million compared to $8.0 million through the nine months of fiscal 2002.

Marc S. Hermelin, Vice Chairman of the Board and Chief Executive Officer, stated, "As we enter calendar 2003 and the final three months of our fiscal year, KV's branded and generic growth engines are both performing very well. Ther-Rx's growth demonstrates its continued inroads as an emerging company in the women's and prenatal nutritional segments. ETHEX, as it has for many years, continues to reap the benefits of a strong, generic product lineup complemented by a healthy pipeline of new products, including seven ANDA introductions in calendar 2002."

"We anticipate reporting our eighth consecutive year of record revenues and operating profits," continued Mr. Hermelin. "We plan to continue that expansion in fiscal 2004 by doing what we do best: capitalizing on our proven ability to internally develop, manufacture and market new products, and leveraging our strong financial position to pursue strategic acquisitions and additional opportunities to grow our business."


OPERATING HIGHLIGHTS:

THER-RX CORPORATION - THER-RX CONTINUUM OF CARE TOTAL PRESCRIPTION VOLUME UP 21% DRIVEN BY GROWTH IN COMPANY'S NEWEST PRODUCT, PRIMACARE(TM)

Ther-Rx branded marketing division net revenues for the fiscal third quarter were up 13% to $12.1 million, compared with $10.7 million in the prior year period, which included a partial benefit from the initial pipeline fill of PrimaCare(TM). Year-to-date net revenues increased to $30.5 million, compared with $27.7 million in the first nine months of fiscal 2002.

Ther-Rx's women's healthcare products experienced significant growth in total prescription volume in the fiscal 2003 third quarter over the same period last year. Gynazole-1(R), the only prescription one-dose vaginal antifungal cream treatment, continued to capture new prescriptions with a 24% increase in total volume and now has captured 16.2% of the prescription vaginal antifungal cream market. The Company's Continuum of Care product line demonstrated total prescription volume increase of 21% over the same period last year, with now almost 35.7% of the branded prescription prenatal marketplace. The Continuum of Care product line consists of products specifically formulated to enhance nutrition from pre-conception through pregnancy, as well as provide ongoing nutritional support for women throughout their childbearing years.

PrimaCare(TM), the first prescription prenatal/postnatal nutritional supplement containing essential fatty acids and the latest product to join the Continuum of Care line continued to grow, with a 51% increase in total prescription volume over last quarter.


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ETHEX CORPORATION-REVENUES UP 26%

Specialty generic net revenues increased 26% to $44.5 million in the quarter, and 22% to $126 million in the nine-month period. The revenue increase is a reflection of a number of new product introductions, as well as continued growth of the existing product lines.

ETHEX received two ANDA approvals from the U.S. Food and Drug Administration
(FDA) during the fiscal third quarter for Dextroamphetamine Sulfate 5mg. and 10mg. tablets. The tablets represent the Company's first product to compete in the approximately $20 million Attention Deficit Disorder with Hyperactivity marketplace.

ETHEX also strengthened its cough/cold product line with five new products (Hista-Clear(TM) D, Hydro-Tussin(TM) CBX 16 oz., Tri-Vent(TM) DM 16 oz., PseudoVent(TM) DM 100's and Tri-Vent(TM) DPC 16 oz.) during the third quarter, as well as other products in the dental and pain management categories.


PARTICLE DYNAMICS, INC.-NEW AGREEMENT FOR FUTURE PRODUCT LAUNCHES

Net revenues of specialty material products were down 15%, to $3.9 million for the third fiscal quarter, and down 11%, to $12.8 million for the nine-month period. The decline in revenue was a result of a substantially weaker nutritional marketplace. Although revenues were lower than anticipated, a recently signed agreement with a source of oyster shell calcium is expected to result in two new product launches in the first quarter of fiscal 2004. Additionally, the Company has completed development of a new nutraceutical product that is also planned for a first quarter fiscal 2004 introduction.

ABOUT KV PHARMACEUTICAL COMPANY
KV Pharmaceutical Company is a fully integrated specialty pharmaceutical company that develops, acquires, manufactures and markets controlled release and taste masked pharmaceutical products using proprietary drug delivery and taste masking technologies. The Company markets its technology-distinguished products through ETHEX Corporation, a national leader in pharmaceuticals that compete with branded products, and Ther-Rx Corporation, its emerging branded drug subsidiary. KV has consistently ranked as one of America's fastest growing small companies, most recently by Forbes in its October 2002 issue.

For further information about KV Pharmaceutical Company, please visit the Company's corporate website at www.kvpharmaceutical.com.



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SAFE HARBOR
The information in this release may contain various forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 ("PSLRA") and which may be based on or include assumptions, concerning KV's operations, future results and prospects. Such statements may be identified by the use of words like "plans", "expect", "aim", "believe", "projects", "anticipate", "intend", "estimate", "will", "should", "could" and other expressions that indicate future events and trends.

All statements that address expectations or projections about the future, including without limitation, statements about the Company's strategy for growth, product development, market position, expenditures and financial results, are forward-looking statements.

All forward-looking statements are based on current expectations and are subject to risk and uncertainties. In connection with the "safe harbor" provisions, KV provides the following cautionary statements identifying important economic, political and technology factors which, among others, could cause the actual results or events to differ materially from those set forth or implied by the forward looking statements and related assumptions.

Such factors include (but are not limited to) the following: (1) changes in the current and future business environment, including interest rates and capital and consumer spending; (2) the difficulty of predicting FDA approvals; (3) acceptance and demand for new pharmaceutical products; (4) the impact of competitive products and pricing; (5) new product development and launch; (6) reliance on key strategic alliances; (7) the availability of raw materials; (8) the regulatory environment; (9) fluctuations in operating results; (10) the difficulty of predicting the pattern of inventory movements by the Company's customers; (11) the impact of competitive response to the Company's efforts to leverage its brand power with product innovation, promotional programs, and new advertising; and, (12) the risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

This discussion of uncertainties is by no means exhaustive, but is designed to highlight important factors that may impact the Company's outlook.


                          (Financial Tables Follow)



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
                                          KV PHARMACEUTICAL COMPANY AND SUBSIDIARIES
                                       CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                       (unaudited; in thousands, except per share data)
=============================================================================================================================
                                                         THREE MONTHS ENDED                         NINE MONTHS ENDED
                                                            DECEMBER 31                                DECEMBER 31
                                                 ---------------------------------          ---------------------------------
                                                     2002                  2001                 2002                 2001
                                                 =================================          =================================
Net revenues ................................    $    61,929           $    51,553          $   171,638           $   147,431
Cost of sales ...............................         23,728                19,306               66,287                58,133
                                                 ---------------------------------          ---------------------------------
Gross profit ................................         38,201                32,247              105,351                89,298
                                                 ---------------------------------          ---------------------------------
Operating and other expenses:
   Research and development .................          5,689                 3,019               14,244                 7,977
   Selling and administrative ...............         16,569                15,848               49,390                46,887
   Amortization of intangible assets                     583                   596                1,746                 1,774
   Litigation ...............................              -                     -               16,500                     -
   Other expense (income), net ..............           (195)                    2                 (485)                  (32)
                                                 ---------------------------------          ---------------------------------
                                                      22,646                19,465               81,395                56,606
                                                 ---------------------------------          ---------------------------------
Income before income taxes ..................         15,555                12,782               23,956                32,692
Provision for income taxes ..................          5,409                 4,634                8,492                11,851
                                                 ---------------------------------          ---------------------------------
Net income ..................................    $    10,146           $     8,148          $    15,464           $    20,841
                                                 =================================          =================================
Net income per Common share - basic .........    $      0.30           $      0.26          $      0.47           $      0.69
                                                 =================================          =================================
Net income per Common share - diluted .......    $      0.29           $      0.25          $      0.45           $      0.65
                                                 =================================          =================================
Average shares outstanding - basic ..........         34,088                30,720               32,899                30,296
Average shares outstanding - diluted ........         35,225                32,227               34,111                32,163


                                                                                                    NINE MONTHS ENDED
                                                                                                       DECEMBER 31
                                                                                            ---------------------------------
                                                                                                2002                  2001
                                                                                            ---------------------------------
NET INCOME
   Without nonrecurring litigation reserve .............................................    $    25,908           $    20,841
   Nonrecurring litigation reserve .....................................................        (10,444)                    -
                                                                                            ---------------------------------
      Total net income .................................................................    $    15,464           $    20,841
                                                                                            =================================
PER BASIC SHARE
   Without nonrecurring litigation reserve .............................................    $      0.79           $      0.69
   Nonrecurring litigation reserve .....................................................          (0.32)                    -
                                                                                            ---------------------------------
      Total net income .................................................................    $      0.47           $      0.69
                                                                                            =================================
PER DILUTED SHARE
   Without nonrecurring litigation reserve .............................................    $      0.76           $      0.65
   Nonrecurring litigation reserve .....................................................          (0.31)                    -
                                                                                            ---------------------------------
      Total net income .................................................................    $      0.45           $      0.65
                                                                                            =================================


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
                                          KV PHARMACEUTICAL COMPANY AND SUBSIDIARIES
                                         CONDENSED CONSOLIDATED FINANCIAL INFORMATION
                                           (unaudited; in thousands, except ratios)
=============================================================================================================================
                                                                                                2002                 2001
                                                                                            ===========          ===========
BALANCE SHEET INFORMATION (AS OF DECEMBER 31)
   Current assets ......................................................................    $   204,358          $    98,592
   Property and equipment, net .........................................................         50,117               39,490
   Intangibles and other assets ........................................................         45,225               46,163
                                                                                            -----------          -----------
                                                                                            $   299,700          $   184,245
                                                                                            ===========          ===========

   Current liabilities .................................................................    $    42,778          $    28,072
   Long-term debt and other long-term liabilities ......................................          8,977                8,608
   Shareholders' equity ................................................................        247,945              147,565
                                                                                            -----------          -----------
                                                                                            $   299,700          $   184,245
                                                                                            ===========          ===========

   Working capital .....................................................................    $   161,580          $    70,520
   Working capital ratio ...............................................................       4.8 to 1             3.5 to 1
   Debt to equity ratio ................................................................       .02 to 1             .03 to 1


CASH FLOW INFORMATION (NINE MONTHS ENDED DECEMBER 31)
   Net cash provided by (used in):
      Operating activities .............................................................    $    28,504          $    22,387
      Investing activities .............................................................        (15,549)              (5,518)
      Financing activities .............................................................         73,043                  154
                                                                                            -----------          -----------
   Increase in cash and cash equivalents ...............................................         85,998               17,023
   Cash and cash equivalents, beginning of year ........................................         12,109                4,128
                                                                                            -----------          -----------
   Cash and cash equivalents, end of period ............................................    $    98,107          $    21,151
                                                                                            ===========          ===========

=============================================================================================================================


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